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                                                                     Exhibit 8.2

       [LETTERHEAD OF SCHWARTZ, COOPER, GREENBERGER & KRAUSS, CHARTERED]



                               December 30, 1998


Board of Directors
Coal City Corporation
1200 North Ashland Avenue
Chicago, IL 60622-2298

     RE: FEDERAL INCOME TAX CONSEQUENCES ARISING FROM THE COMPANY MERGER CONTEMPLATED BY THAT CERTAIN AGREEMENT AND PLAN OF MERGER BY AND BETWEEN AVONDALE FINANCIAL CORP. AND COAL CITY CORPORATION DATED OCTOBER 12, 1998 (THE "AGREEMENT")

Gentlemen:

     In connection with filings to be made by Avondale with the SEC and other regulatory authorities, set forth hereinbelow is this firm's opinion relating to certain federal income tax consequences applicable to the proposed Company Merger contemplated by the Agreement. Capitalized terms used herein which are not expressly defined herein shall have the meaning assigned to them in the Agreement.

                                     FACTS

     Avondale is a unitary savings and loan holding company organized and existing under the laws of the State of Delaware. Avondale's principal business consists of lending and deposit taking activities through its wholly-owned savings bank subsidiary, Avondale Federal Savings Bank.

     Coal City is a bank holding company organized and existing under the laws of the State of Illinois. Coal City's principal business consists of lending and deposit taking activities through its state bank subsidiary, Manufacturers Bank.

     Pursuant to the Agreement, it is proposed that the Company Merger will be implemented through the merger of Coal City with and into Avondale. In the Company Merger all of the outstanding Coal City Common Stock will be surrendered and exchanged solely for Avondale Common Stock or cash in lieu of fractional share interests (other than Dissenting Shares).
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Board of Directors
Coal City Corporation
December 30, 1998
Page 2

                                  ASSUMPTIONS

     A. The Company Merger will be implemented strictly in accordance with the terms of the Agreement.

     B. All conditions precedent contained in the Agreement shall be performed or waived prior to the Company Merger Effective Time.

     C. The respective representations of Avondale and Coal City made in the Agreement and in their respective tax representation letters to counsel are true and correct as of the date hereof and will be true and correct as of the Company Merger Effective Time.

     D. Our opinions relating to the federal income tax consequences to stockholders of Coal City are limited to those holders of Coal City Common Stock who are citizens or residents of the United States of America ("U.S. Holders"). For purposes hereof, U.S. Holders do not include certain classes of taxpayers including but not limited to foreign persons, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who acquired or acquire Coal City Common Stock pursuant to the exercise of employee stock options or otherwise as compensation and persons who hold shares of Coal City Common Stock in a hedging transaction or as part of a straddle, conversion or similar transaction.

                                   OPINIONS

     We have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinions set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

     Subject to the foregoing and to the conditions and limitations expressed elsewhere herein, we are of the opinion that for federal income tax purposes:

     1. The Company Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and Avondale and Coal City will each be a party to the reorganization.

     2. No gain or loss will be recognized by Avondale or Coal City solely as a result of the Company Merger.

     3. Except as provided in paragraph 6 below, no gain or loss will be recognized by any U.S. Holder in the Company Merger upon the surrender and exchange of all such U.S. Holder's Coal City Common Stock solely for Avondale Common Stock.
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Board of Directors
Coal City Corporation
December 30, 1998
Page 3

     4. The aggregate adjusted tax basis of shares of Avondale Common Stock (including a fractional share interest in Avondale Common Stock deemed received and redeemed as described below) received by a U.S. Holder will be the same as the aggregate adjusted tax basis of the shares of the Coal City Common Stock surrendered and exchanged therefor.

     5. The holding period of the Avondale Common Stock received by a U.S. Holder in the Company Merger will include the holding period of the Coal City Common Stock surrendered and exchanged therefor, provided that such shares were held as a capital asset by such U.S. Holder at the Company Merger Effective Time.

     6. A U.S. Holder who receives cash in lieu of a fractional share interest in Avondale Common Stock in the Company Merger will be treated as having received such fractional share interest and then as having received the cash in redemption of such fractional share interest. Under Section 302 of the Code, if such deemed distribution is "substantially disproportionate" with respect to the U.S. Holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code the U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest (determined as described in paragraph 4 above), and such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the fractional share interest (determined as described in paragraph 5 above) is more than one year. Long-term capital gain of a non-corporate U.S. Holder is generally subject to a maximum federal tax rate of 20% if the holding period exceeds one year. Based on the tax representation letters referred to above and current administrative pronouncements of the Internal Revenue Service, cash received in lieu of fractional shares should not be considered essentially equivalent to a dividend.

     7. A U.S. Holder who dissents from the Company Merger and receives solely cash in exchange for Dissenting Shares will be treated as having received such cash in redemption of such Dissenting Shares, subject to the provisions and limitations of Section 302 of the Code after giving effect to the constructive ownership rules of the Code.

     The foregoing opinion reflects our legal judgment based upon the facts and assumptions presented herein. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the IRS or any court of competent jurisdiction will agree with this opinion.

     We hereby consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and to all references made to this letter in the Registration Statement.
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Board of Directors
Coal City Corporation
December 30, 1998
Page 4

                         Very truly yours,

                         SCHWARTZ, COOPER, GREENBERGER & KRAUSS, CHARTERED

                         /s/ Steven W. Swibel

                         Steven W. Swibel
SWS/lea